Exhibit 10.1
BB&T Corporation
Modification of 2016-2018 Long-Term Incentive Performance Award - Summary
On June 28, 2016, the Compensation Committee of the Board of Directors of BB&T Corporation (“BB&T” or the “Company”) approved the following change to the Company’s 2016-2018 Long-Term Incentive Performance Awards (“LTIP”) originally granted on February 23, 2016:
Payments under the LTIP are subject to reduction based on BB&T’s total shareholder return (“TSR”) percentile performance relative to the Company’s peer group TSR for the performance period. TSR will be calculated based on the stock price appreciation during the performance period plus the value of dividends paid on such stock during the performance period (which shall be deemed to have been reinvested in the underlying company’s stock) and using a 20-trading day average stock price to determine beginning and ending stock prices. The beginning stock price is calculated by averaging the daily closing stock prices for the 20-trading days ending on December 31, 2015 and the ending stock price is calculated by averaging the daily closing stock prices for the 20-trading days ending on the last day of the performance period. Payments are subject to reduction in accordance with the below schedule:

Percentile Performance of BB&T TSR Relative to Peer Group TSR	Percent Reduction in Payout
< 25th	20% reduction
≥ 25th and < 40th	10% reduction
≥ 40th	no reduction